                                                                    EXHIBIT 99.1

                   NETGEAR REPORTS FIRST QUARTER 2004 RESULTS

      - First quarter 2004 net revenue increased to $88.4 million; 31% year over year growth

      - First quarter 2004 pro forma net income increased to $4.6 million, as compared to $2.0 million in the comparable prior year quarter, a 135% increase

      -  First quarter 2004 pro forma diluted EPS of $0.14

      - First quarter 2004 gross margin improved to 31.1% and pro forma operating margin to 8.2%

      - Company expects second quarter 2004 net revenue to be in the range of $86 million to $89 million, with pro forma operating margin in the range of 8.1% to 8.5%

SANTA CLARA, Calif. - May 5, 2004 - NETGEAR, Inc. (NASDAQ: NTGR), a worldwide provider of technologically advanced, branded networking products, today reported financial results for the first quarter ended March 28, 2004.

Net revenue for the first quarter ended March 28, 2004 increased 31% to $88.4 million, as compared to $67.7 million for the first quarter ended March 30, 2003, and increased by 2% over the $86.8 million in net revenue for the prior quarter ended December 31, 2003. Net revenue in the first quarter of 2004 derived from North America was $48.3 million, the Europe, Middle East and Africa region was $31.7 million and the Asia Pacific region was $8.4 million.

Demand in the first quarter for NETGEAR's wireless, broadband and Ethernet switching products worldwide remained strong, as the Company introduced 12 new products during the quarter. Shipments of wireless nodes grew 5% in the first quarter of 2004 to approximately 1.1 million units over the seasonally strong fourth quarter of 2003. Shipments of wired and wireless broadband routers/gateways grew 4% sequentially to approximately 700,000 units in the first quarter of 2004. Sales of Ethernet switches continued to be strong, also growing approximately 3% in units sequentially. Shipments of the Company's popular Smart Switches grew approximately 80% sequentially in both units and dollars. Gigabit Switches continued to grow robustly at about 7% sequentially in dollars. Average selling price (ASP) remained essentially flat in the first quarter of 2004 over the fourth quarter of last year.

Importantly, the Company improved its gross margin in the first quarter of 2004 to 31.1%, as compared to 27.3% in the year ago comparable quarter and 29.1% in the prior quarter. Pro forma operating margin was 8.2% in the first quarter of 2004, compared to 5.3% in the year ago comparable quarter and 7.2% in the prior quarter. Pro forma operating expenses were 22.9% of net revenue, and sales and marketing expenses were 16.7% of net revenue in the first quarter of 2004. The increase in sales and marketing expenses as a percentage of revenue, compared to the fourth quarter of 2003, was due in part to continued weakness in the U.S. dollar in relation to the Euro and British pound. Research and development expenses remained essentially flat from the prior quarter at approximately 2.6% of net revenue for the first quarter of 2004. General and administration costs were 3.6% of net revenue for the first quarter of 2004.

Net income, computed in accordance with U.S. Generally Accepted Accounting Principles, or GAAP, for the first quarter of 2004 was $4.2 million, as compared to net income of $1.6 million for the first quarter of 2003. The Company had net income of $0.14 per basic share and $0.13 per diluted share for the first quarter of 2004, as compared to net income of $0.08 per basic share and $0.07 per diluted share in the first quarter of 2003. The year over year comparison of earnings per share takes into account an increase of approximately 8 million common shares outstanding reflecting the Company's IPO, which was completed in July 2003.

Pro forma net income, which excludes non-cash, stock-based compensation expense of $445,000, for the first quarter of 2004 was $4.6 million, a 135% increase over the pro forma net income of $2.0 million for the first quarter of 2003. Pro forma net income per share was $0.16 per basic share and $0.14 per diluted share in the first quarter of 2004, compared to $0.10 per basic share and $0.08 per diluted share in the first quarter of 2003. The accompanying statements of operations provide a reconciliation of net income computed on a GAAP basis to net income computed on a non-GAAP, or pro forma, basis.

Patrick Lo, Chairman and Chief Executive Officer of NETGEAR, commented, "We are very pleased with our results in the first quarter. We again achieved higher revenue growth of over 30% year over year. Industry seasonality trends were positively offset through market share gains, led by increased unit shipments of our broadband gateway and our popular Smart Switches, complemented by strong wireless demand. Our Super G line continues to build momentum because it empowers users with an even wider range in wireless freedom and increased data transmission speeds, which we believe are critical differentiators for NETGEAR with end users. Towards the end of the first quarter, we introduced another Super G product, the Super G Media Router, which enables home users to easily plug in an external USB disc drive to share multimedia files both at home and remotely over the Internet. We expect to see sales of our Super G line further ramp throughout 2004."

"We also remained active in research and development introducing another 12 new products in the first quarter. The wireless Digital Music Player MP101 introduced in February was well received in the U.S. and Europe. This product enables any home stereo to be Wi-Fi connected and thus play MP3 or Windows Media digital music files stored on any networked PCs in a home. We also introduced two more models of Smart Switches towards the end of the first quarter, and we believe we can continue the momentum in this exciting product category in the quarters ahead. As a result of our continued focus on research and development, revenue from new products introduced over the last 12 months increased to 60% of total revenue in the first quarter of 2004, compared to 55% in the fourth quarter of 2003 and 44% in the third quarter of 2003. We are also very excited about our strong new product pipeline for the second quarter of 2004. During the second quarter, we plan to introduce several promising new Gigabit switches, 802.11g wireless and Super G wireless products."

Jonathan Mather, Chief Financial Officer of NETGEAR, said, "Operationally, this was another impressive quarter for us. Our focus on further leveraging NETGEAR's scale and efficiency led to additional improvements in gross margin and profitability. We achieved one of our primary quarterly operating objectives, with gross margin exceeding 30% by reaching 31.1% in the first quarter, up from 29.1% in the fourth quarter. We also exceeded prior guidance for pro forma operating margin of 7.1% to 7.5%, with pro forma operating margin reaching 8.2% in the first quarter of 2004, up from 5.3% in the year ago first quarter and from 7.2% in the fourth quarter of 2003. First quarter net revenue included a net benefit of $1.4 million due to a $1.9 million reduction in requirements for warranty obligations, partially offset by a $0.5 million increase in provisions for expected end user rebates. The net benefit to revenue of $1.4 million had minimal impact on gross profit, because the gross profit from the net revenue increase was offset by an increase in estimated costs to repair or liquidate inventory relating to warranty returns."

First quarter 2004 ending inventory was $39.2 million, representing 6.2 turns, compared to $39.3 million and 6.3 turns at the end of the fourth quarter of 2003. Days sales outstanding (DSO's) declined to 71 days in the first quarter of 2004, compared to 81 days in the fourth quarter of 2003. NETGEAR's cash on hand, including short-term investments, increased from $73.6 million at the end of the fourth quarter of 2003 to $89.5 million at the end of the first quarter of 2004, primarily due to cash generated from operating activities of $ 9.6 million. European distribution channel inventory ended at about 4 weeks. The U.S. retail channel inventory declined further to about 7.2 weeks, below the Company's target of 8 weeks. U.S. distribution channel inventory increased to about 6.2 weeks, above the Company's target of 4 weeks.

Looking forward, Mr. Lo added, "NETGEAR continues to outpace the industry due to our aggressive R&D roadmap, our continued success at launching and commercializing innovative products and the strength of our brand and channel worldwide. Based on sell-through reports from our U.S. and European channel partners, our product sell-through in dollars grew in both markets from the robust fourth quarter of 2003 to the first quarter of 2004, bucking the normal seasonality weakness seen in the first quarter. As a result, we believe we gained market share in both markets. Looking ahead, we believe our new product momentum will continue. We expect to reach full channel inventory levels of our MP101 Wireless Digital Music Player, the industry's first affordable easy to use wireless network adapter for home stereos in the second quarter. We already have had encouraging initial sell-through at each of the major accounts we shipped to in the first quarter. Demand also remains strong for our Super G 108Mbps wireless products and the DSL 2 broadband gateways. Overall, we are optimistic in our outlook for the second quarter of 2004 and we expect continued strength worldwide. Specifically, we expect second quarter 2004 net revenue to be in the range of $86 million to $89 million, with pro forma operating income in the range of 8.1% to 8.5% and a pro forma effective tax rate of 37.0%."

INVESTOR CONFERENCE CALL / WEBCAST DETAILS

NETGEAR will review first quarter 2004 results and discuss management's expectations for the second quarter 2004 today, May 5, 2004, at 5:30PM EDT (2:30PM PDT). The conference call-in will be available at www.netgear.com and by telephone at (973) 582-2745. A replay will be available from 8:30PM EDT (5:30PM
PDT) on May 5 through midnight EDT (9:00PM PDT) on May 12 by telephone at (973) 341-3080. The confirmation identification for both the live call and the replay is 4709602.

ABOUT NETGEAR INC.

NETGEAR (Nasdaq: NTGR) designs technologically advanced, branded networking products that address the specific needs of small business and home users. The Company's suite of approximately 100 products enables users to share Internet access, peripherals, files, digital multimedia content and applications among multiple personal computers and other Internet-enabled devices. NETGEAR is headquartered in Santa Clara, Calif. For more information, visit the Company's Web site at www.netgear.com or call (408) 907-8000.

NETGEAR is a registered trademark of NETGEAR, Inc. in the United States and other countries.

CONTACTS:
Doug Hagan                          David Pasquale
Director, Corporate Marketing       Executive Vice President, Investor Relations
NETGEAR, Inc.                       The Ruth Group
(408) 907-8053                      (646) 536-7006
doug.hagan@netgear.com              dpasquale@theruthgroup.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 FOR NETGEAR, INC.:
This release contains forward-looking statements. The forward-looking statements represent NETGEAR, Inc.'s expectations or beliefs concerning future events and include statements, among others, regarding NETGEAR's expected revenue, earnings, operating income and tax rate, demand for products, including our Super G line and smart switches and product pipeline. These statements are subject to risks and uncertainties. For example, our revenues could be less than expected if demand for our products is less than anticipated, we are unable to manufacture and distribute our products, or we are unable to collect receivables as they become due. Our earnings depend upon our revenues, as well as our ability to manage our costs, including the cost of developing new products and manufacturing and distributing our existing offerings. Other factors that could affect our forward-looking statements include without limitation, demand for our products, the price/performance requirements of customers, the ability of NETGEAR to sell products incorporating technology, the impact and pricing of competing technologies, the introduction of alternative technological solutions and other risks detailed from time-to-time in NETGEAR's SEC filings and reports. NETGEAR undertakes no duty to update these forward-looking statements.

                               - TABLES ATTACHED -

                                  NETGEAR, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                          THREE MONTHS ENDED
                                                                      -------------------------
                                                                       MARCH 28,      MARCH 30,
                                                                         2004           2003
                                                                      ----------     ----------
Net revenue                                                           $   88,425     $   67,706
                                                                      ----------     ----------

Cost of revenue:
  Cost of revenue                                                         60,899         49,246
  Amortization of (benefit from) deferred stock-based compensation            42            (11)
                                                                      ----------     ----------
  Total cost of revenue                                                   60,941         49,235
                                                                      ----------     ----------
Gross profit                                                              27,484         18,471
                                                                      ----------     ----------

Operating expenses:
  Research and development                                                 2,343          2,016
  Sales and marketing                                                     14,768         10,961
  General and administrative                                               3,182          1,902
  Amortization of deferred stock-based compensation:
    Research and development                                                 118             96
    Sales and marketing                                                      188            109
    General and administrative                                                97            151
                                                                      ----------     ----------
           Total operating expenses                                       20,696         15,235
                                                                      ----------     ----------
Income from operations                                                     6,788          3,236
Interest income                                                              223             28
Interest expense                                                              --           (361)
Other expense, net                                                          (103)           (78)
                                                                      ----------     ----------
Income before income taxes                                                 6,908          2,825
Provision for income taxes                                                 2,758          1,213
                                                                      ----------     ----------
Net income                                                            $    4,150     $    1,612
                                                                      ==========     ==========

Net income per share
   Basic                                                              $     0.14     $     0.08
                                                                      ==========     ==========
   Diluted                                                            $     0.13     $     0.07
                                                                      ==========     ==========

Weighted average shares outstanding
   for net income per share
   Basic                                                                  29,521         20,231
                                                                      ==========     ==========
   Diluted                                                                32,355         23,950
                                                                      ==========     ==========

                                  NETGEAR, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       EXCLUDING STOCK-BASED COMPENSATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                      -------------------------
                                                       MARCH 28,      MARCH 30,
                                                         2004           2003
                                                      ----------     ----------
Net revenue                                           $   88,425     $   67,706
                                                      ----------     ----------

  Cost of revenue                                         60,899         49,246
                                                      ----------     ----------
Gross profit                                              27,526         18,460
                                                      ----------     ----------

Operating expenses:
  Research and development                                 2,343          2,016
  Sales and marketing                                     14,768         10,961
  General and administrative                               3,182          1,902
      Total operating expenses                            20,293         14,879
                                                      ----------     ----------
Income from operations                                     7,233          3,581
Interest income                                              223             28
Interest expense                                              --           (361)
Other expense, net                                          (103)           (78)
                                                      ----------     ----------
Income before income taxes                                 7,353          3,170
Provision for income taxes                                 2,758          1,213
                                                      ----------     ----------
Net income                                            $    4,595     $    1,957
                                                      ==========     ==========

Net income per share
  Basic                                               $     0.16     $     0.10
                                                      ==========     ==========
  Diluted                                             $     0.14     $     0.08
                                                      ==========     ==========

Weighted average shares outstanding for net income
per share
  Basic                                                   29,521         20,231
                                                      ==========     ==========
  Diluted                                                 32,355         23,950
                                                      ==========     ==========

                                  NETGEAR, INC.
                        GAAP TO PRO FORMA RECONCILIATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                   THREE MONTHS ENDED
                                                        ----------------------------------------
                                                                     MARCH 28, 2004
                                                        ----------------------------------------
                                                           GAAP         EXCLUDED      PRO FORMA
                                                        ----------     ----------     ----------
Net revenue                                             $   88,425     $       --     $   88,425
                                                        ----------     ----------     ----------

Cost of revenue:
  Cost of revenue                                           60,899             --         60,899
  Amortization of deferred stock-based compensation             42             42             --
                                                        ----------     ----------     ----------
  Total Cost of revenue                                     60,941             42         60,899
                                                        ----------     ----------     ----------
Gross profit                                                27,484            (42)        27,526
                                                        ----------     ----------     ----------

Operating expenses:
  Research and development                                   2,343             --          2,343
  Sales and marketing                                       14,768             --         14,768
  General and administrative                                 3,182             --          3,182
  Amortization of deferred stock-based compensation:
    Research and development                                   118            118             --
    Sales and marketing                                        188            188             --
    General and administrative                                  97             97             --
                                                        ----------     ----------     ----------
      Total operating expenses                              20,696            403         20,293
                                                        ----------     ----------     ----------

Income from operations                                       6,788           (445)         7,233
Interest income                                                223             --            223
Interest expense                                                --             --             --
Other expense, net                                            (103)            --           (103)
                                                        ----------     ----------     ----------
Income before income taxes                                   6,908           (445)         7,353
Provision for income taxes                                   2,758             --          2,758
                                                        ----------     ----------     ----------
Net income                                              $    4,150     $     (445)    $    4,595
                                                        ==========     ==========     ==========

Net income per share
  Basic                                                 $     0.14                    $     0.16
                                                        ==========                    ==========
  Diluted                                               $     0.13                    $     0.14
                                                        ==========                    ==========

Weighted average shares outstanding
  for net income per share
  Basic                                                     29,521                        29,521
                                                        ==========                    ==========
  Diluted                                                   32,355                        32,355
                                                        ==========                    ==========

                                  NETGEAR, INC.
                        GAAP TO PRO FORMA RECONCILIATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                   THREE MONTHS ENDED
                                                                     MARCH 30, 2003
                                                        ----------------------------------------
                                                           GAAP         EXCLUDED      PRO FORMA
                                                        ----------     ----------     ----------
Net revenue                                             $   67,706     $       --     $   67,706
                                                        ----------     ----------     ----------

Cost of revenue:
  Cost of revenue                                           49,246             --         49,246
  Benefit from deferred stock-based compensation               (11)           (11)            --
                                                        ----------     ----------     ----------
  Total Cost of revenue                                     49,235            (11)        49,246
                                                        ----------     ----------     ----------
Gross profit                                                18,471             11         18,460
                                                        ----------     ----------     ----------

Operating expenses:
  Research and development                                   2,016             --          2,016
  Sales and marketing                                       10,961             --         10,961
  General and administrative                                 1,902             --          1,902
  Amortization of deferred stock-based compensation:
    Research and development                                    96             96             --
    Sales and marketing                                        109            109             --
    General and administrative                                 151            151             --
                                                        ----------     ----------     ----------
      Total operating expenses                              15,235            356         14,879
                                                        ----------     ----------     ----------
Income from operations                                       3,236           (345)         3,581
Interest income                                                 28             --             28
Interest expense                                              (361)            --           (361)
Other expense, net                                             (78)            --            (78)
                                                        ----------     ----------     ----------
Income before income taxes                                   2,825           (345)         3,170
Provision for income taxes                                   1,213             --          1,213
                                                        ----------     ----------     ----------
Net income                                              $    1,612     $     (345)    $    1,957
                                                        ==========     ==========     ==========

Net income per share
  Basic                                                 $     0.08                    $     0.10
                                                        ==========                    ==========
  Diluted                                               $     0.07                    $     0.08
                                                        ==========                    ==========

Weighted average shares outstanding for net income
per share
   Basic                                                    20,231                        20,231
                                                        ==========                    ==========
   Diluted                                                  23,950                        23,950
                                                        ==========                    ==========

                                  NETGEAR, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                   (UNAUDITED)

                                                         MARCH 28,    DECEMBER 31,
                                                           2004           2003
                                                        ----------    ------------
ASSETS
Current assets:
     Cash and cash equivalents                          $   77,121     $   61,215
     Short-term investments                                 12,338         12,390
     Accounts receivable, net                               71,355         74,866
     Receivable from related parties                           875             --
     Inventories                                            39,149         39,266
     Deferred income taxes                                   9,056          9,056
     Prepaid expenses and other current assets               5,205          4,169
                                                        ----------     ----------
          Total current assets                             215,099        200,962
Property and equipment, net                                  3,480          3,626
Goodwill, net                                                  558            558
                                                        ----------     ----------
          Total assets                                  $  219,137     $  205,146
                                                        ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                   $   16,790     $   24,480
     Payable to related parties                              6,251          6,412
     Accrued employee compensation                           5,968          3,871
     Other accrued liabilities                              38,488         31,299
     Deferred revenue                                        1,539          2,380
     Income taxes payable                                    1,039          1,765
                                                        ----------     ----------
          Total current liabilities                         70,075         70,207
                                                        ----------     ----------

Stockholders' equity (deficit):
     Common stock                                               30             28
     Additional paid-in capital                            173,790        164,459
     Deferred stock-based compensation                      (3,610)        (4,248)
     Other comprehensive income                                 15             13
     Accumulated deficit                                   (21,163)       (25,313)
                                                        ----------     ----------
          Total stockholders' equity                       149,062        134,939
                                                        ----------     ----------
          Total liabilities and stockholders' equity    $  219,137     $  205,146
                                                        ==========     ==========